Discovery, Inc.
INCENTIVE COMPENSATION PROGRAM
Adopted effective January 1, 2009,
as amended in 2010, 2011, 2012, 2013, 2015, 2016, 2018, 2019, 2020, and 2022
ELIGIBILITY AND TERMS

Employees of Discovery, Inc. or a Participating Subsidiary (“the Company”) who are classified as regular full-time employees of the Company are eligible to participate in the annual Incentive Compensation Program (the “ICP”), subject to the discretion of management. Eligibility for part-time, less-than-full time and temporary employees of the Company will be subject to the discretion of management and/or determined by local legislation, country by country, as appropriate. The determination of participation by any particular employee or subsidiary is made by the Company in its discretion. An employee who is eligible for another Company sales or annual incentive award program generally is not eligible to participate in the ICP, nor is an employee who begins employment in an ICP-eligible position on or after October 1 of the Program Year. In this document, an employee who meets these eligibility requirements is referred to as an “Eligible Employee.” “Participating Subsidiary” includes entities at least 80% of the voting equity is owned by Discovery, Inc. or one or more of its 100% owned direct or indirect subsidiaries.
The ICP is an annual cash bonus program that rewards Eligible Employees for their individual performance contribution and Company performance (measured and treated separately in relation to revenue and profitability) for the entire Program Year, subject to the proration provisions set forth below. The target award opportunity is expressed as a percentage of base salary. The Company performance metrics may reflect Company-wide performance or a combination of overall Company performance and performance of a specific Company division or business unit. An Eligible Employee’s payout, if any, is based on the applicable Company performance measures (both revenue and profitability, measured separately) and any other measures that may be applicable to an employee’s job level or role. The calculated payout may be reduced if warranted by the employee’s individual performance or other individual factors.
The ICP begins on January 1 and ends on December 31 each year (the “Program Year”). The Company will comply with local legal requirements and any applicable contractual provisions in implementing these Terms and Conditions; if a legal or contractual provision conflicts with this document, the legal or contractual requirement will govern. The payout, if any, under the ICP will occur in the first quarter of the calendar year following the Program Year and, in the United States, on or before March 15.

TERMS AND CONDITIONS

1.Proration of Target or Payout: An Eligible Employee must be employed for the entire Program Year (i.e. from January 1 up to and including to December 31) to be eligible for a payout, unless one of the following exceptions applies to permit a prorated payout. The eligibility for and amount of any payout will continue to be subject to the other terms and conditions of the ICP and the applicable Company performance measures.

a.New Hires: An employee who is hired into a role that is ICP-eligible before October 1 of the Program Year, will be eligible for a prorated payout under the ICP based on the date of hire, subject to the terms and conditions of the ICP. An employee hired on or after October 1 of the Program Year, will not be eligible to participate in that Program Year’s ICP.
b.Part-Time Employees: An Eligible Employee who works part-time or less-than- full time or who is hired during the Program Year and who otherwise meets the eligibility requirements of the Program will be eligible for an ICP target that is based on the percentage of applicable salary, at the part-time level, during the Program Year.
c.Leave of Absence: An Eligible Employee who is in leave status for more than 90 consecutive days during the Program Year will be eligible for a prorated ICP payout, subject to the terms and conditions of the ICP. The proration calculation will be based on the number of days that the Eligible Employee was actively working (including leave for 90 days or less). An Eligible Employee who is in leave status for 90 consecutive days or less will not be subject to proration under this subsection.
d.Termination for Cause: If an Eligible Employee’s employment with the Company terminates prior to the date the ICP for the Program Year is actually paid out, for “Cause,” the Eligible Employee will not be eligible for any payout, prorated or otherwise. “Cause” shall mean under this paragraph: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to the Eligible Employee’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Business Conduct and Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; (vii) willful misconduct in connection with the performance of Executive's duties; and (vii) any other conduct that constitutes Cause under the Company’s policies and procedures.
e.Resignation: If an Eligible Employee resigns from their employment (and their employment ends) at any time in the Program Year, no payout prorated or otherwise shall be paid. For these purposes, unless an Eligible Employee who is working under a fixed term employment contract otherwise falls within one of the above exceptions set forth in these terms and conditions (as applied to a resignation), a separation at the end of a fixed-term assignment because of the natural expiration of the assignment shall be considered a resignation.
f.Death, Disability, Retirement or Termination without Cause: If an Eligible Employee separates before December 31 due to death, disability, retirement, or to accept immediate employment with an “Affiliate,” the employee will be eligible for a prorated payout if the employee was an Eligible Employee for 180 days or more during the Program Year. For these purposes, “retirement” means separation from the Company for any reason other than Cause at a point at which an Eligible Employee is at least age 55 and has been employed by the Company, or any of its subsidiaries for at least ten years, where the Eligible Employee’s period of service is determined using the Company’s Prior Employment Service Policy or a successor policy chosen by the Administrator. Special treatment upon retirement shall be subject to local laws in those countries subject to any EU Directive on Discrimination. If an Eligible Employee’s employment is terminated by the Company without Cause, the employee will be eligible for a prorated payout if the employee (a) was an Eligible Employee for 270 days or more during the Program Year, and (b) if applicable, meets any requirement to sign a release of claims under a Company-sponsored severance benefit plan or other applicable employment agreement or arrangement, provided that the arrangement does not exclude the payout of the ICP. For purposes of this Section, an “Affiliate” is an entity in which the Company has an ownership interest of 50% or more but which is not considered a Participating Subsidiary under the ICP (e.g., OWN LLC).
g.Termination and Rehire During a Single Program Year: If an Eligible Employee’s employment is terminated by the Company without Cause and the Eligible Employee is rehired within the same Program Year, the employee will be eligible for a prorated payout for that Program Year provided that (i) the Eligible Employee has met any requirement to sign a release of claims associated with the termination, and (ii) the Eligible Employee was actively employed for 180 days or more during the Program Year, including service prior to the termination and after the rehire date. The Company will determine the applicable Company performance metrics based on the facts and circumstances of the Eligible Employee’s role(s) and duties during the Program Year.
h.Transfer into Role under Separate Bonus Plan: If an Eligible Employee moves into a role that is not ICP-eligible because the role is covered by another bonus plan (e.g., an advertising sales role), the employee will be eligible for a prorated payout for that Program Year based on the length of time that the Eligible Employee was in the ICP-eligible role.

2.No Additional Rights: The ICP shall not confer or be deemed to confer any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to separate an employee from employment.

3.Discretionary Program: Unless contrary to the express and unequivocal terms of applicable law, regulations, or co determination rights, any ICP payout is a strictly discretionary and conditional payout, is made subject to the terms and conditions of these guidelines and the applicable ICP Company performance measures (based on revenue and profitability) for each Eligible Employee, and does not form a part of an employee’s regular base salary compensation. The operation or continuance of the ICP through a Program Year gives no right or expectation to any ICP payout, whether in same or similar form or at all, in any future Program Year. Company management also reserves the sole discretion to determine the design, applicable criteria and the actual payout percentages for each component of each target grid as it deems appropriate.

4.Profit Sharing: For those countries that legally require participation in profit sharing programs, an addendum to these guidelines will be published. It is acknowledged that, for all countries, any ICP payout is funded by two separate elements: a) corporate revenue and b) a share of profits.

5.Timing of Payout: If an Eligible Employee terminates employment with the Company before the scheduled payout date of the ICP and is eligible for a prorated payout, the timing of any payout, if legally allowable, will be determined under the normal course of the ICP and delivered on the scheduled payment date for other Eligible Employees who remain employed by the Company. If local laws do not permit a delay of the payment until the scheduled payment date under the ICP, the Company at its sole discretion will determine the payment under the Program to be included in the pay for the last month of employment.

6.Administration: The Senior Vice President for Total Rewards (“Administrator”) has the full power and authority to construe, interpret and administer the ICP and the determinations of the Administrator are final, conclusive and binding on all persons unless any such determination is otherwise expressly and unequivocally prohibited by local laws and regulations of co determination rights. For participants employed in the United States, the ICP shall be construed, administered and governed under the laws of the State of Maryland, without regard to its conflict of law rules.

7.Amendment, Modification, and Termination: The Company reserves the right to amend, modify or terminate the ICP at any time in its sole discretion and will implement those changes respecting the terms and conditions of local laws, works agreements or codetermination rights that expressly and unequivocally conflict, in whole or in part, with any such action or decision. The ICP will be implemented subject to and in accordance with local laws and regulations, which may require certain actions in particular circumstances.

8.Clawback Policy: In addition to any other remedies available to the Company (but subject to applicable law), if the Board, or the Compensation Committee, determines that an employee has engaged in fraud or misconduct that resulted in a financial restatement, the Company may recover, in whole or in part, any incentive compensation, equity award, and/or profit realized from the sale of Company securities, including any payment under the ICP, made or received in the 12 months after the filing of the financial statement that was found to be inaccurate.